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                                                                  Rule 424(b)(3)
                                                      Registration No. 333-30786

                           PRICING SUPPLEMENT NO. 003
                       TO PROSPECTUS DATED MARCH 17, 2000
                         (As supplemented May 16, 2001)

                                     [LOGO]

                             HEWLETT-PACKARD COMPANY

                           MEDIUM-TERM NOTES, SERIES A
                    (Due 9 Months or More from Date of Issue)

                                 (Floating Rate)

                           ___________________________


                                  General Terms

Principal Amount: $50,000,000             Trade Date: August 30, 2001

Designation: Floating Rate                Settlement Date: September 5, 2001
             Medium-Term Notes due
             September 5, 2003

CUSIP:  42823HAC3                         Maturity Date: September 5, 2003

Form: [X]  Book-Entry  [_] Certificated

                               Payment of Interest

Base Rate: LIBOR (3 month)                Spread: +5 basis points

Initial Interest Rate: 3.5125%            Spread Multiplier: N/A

Minimum Interest Rate: N/A                Maximum Interest Rate: N/A

Interest Payment Dates: Quarterly;        Interest Reset Dates: Quarterly;
March 5, June 5, September 5 and          March 5, June 5, September 5 and
December 5 of each year, beginning        December 5 of each year beginning
December 5, 2001 (subject to              December 5, 2001 (subject to
modified following business day           modified following business day
convention)                               convention)

Interest Determination Date(s):           Method of Calculation: Actual/360
Two London business days
prior to each Interest Reset Date         Index Maturity: 3 month


Index Currency: U.S. dollars              Calculation Agent (if other than
                                          Chase Manhattan Bank and
Designated LIBOR Page: LIBOR              Trust Company, National Association):
Telerate page 3750

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                                   Issue Price

Issue Price (as a percentage of Principal      Commission or Discount (as a
Amount): 100%                                  percentage of Principal Amount):
                                               .096%

Net Proceeds to Issuer: 99.904%

                             Original Issue Discount

Original Issue Discount Note: [_] Yes  [X] No

                                    Currency

Specified Currency:

 [X] U.S. Dollars    [_] Other __________

                            Redemption and Repurchase

Redemption Date(s) (including any applicable   Repurchase Date(s) (including any
regular or special record dates): N/A          applicable regular or special
                                               record dates): N/A

Subject to Tax Redemption by the Company
(including payment of additional amounts):
[_] Yes     [X] No

                              Extension of Maturity

Stated Maturity Extension Option:
[_] Yes     [X] No

                                   Other Terms

Currency Indexed Note (check if yes): [_]      Other Terms: None
(if yes, see attachment)

                             ______________________

Introduction

     This pricing supplement describes a particular issuance of floating rate notes under our Medium-Term Note Program. It adds to or supplements the section entitled "Description of the Notes" in the accompanying prospectus and prospectus supplement by providing specific pricing and other information about the notes issued in this particular transaction. This pricing supplement also amends the prospectus and prospectus supplement to the extent that the description of the notes in this pricing supplement is different from the terms that are set forth in the prospectus and prospectus supplement.

Supplemental Plan of Distribution

     Goldman, Sachs & Co. is acting as agent in this transaction for the sale to the public of the notes described herein, in the total principal amount of $50,000,000 at the issue price set forth above.


Dated: September 4, 2001

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